Filed Pursuant to Rule 424(B)(3)
Registration No. 333-258884

PROSPECTUS

3,582,949 SHARES OF COMMON STOCK

This prospectus relates to the resale, from time to time, of up to an aggregate of 3,582,949 shares of common stock, par value $0.30 per share, of Team, Inc. by the selling securityholder named in this prospectus, including its transferee, assignee or other successor-in-interest. All of the shares of common stock offered under this prospectus are underlying warrants that we issued to the selling securityholder in a private placement at an exercise price of $7.75 per share concurrent with that certain Term Loan Credit Agreement, dated December 18, 2020, that we entered into with Atlantic Park Strategic Capital Fund, L.P. and the selling securityholder (or its affiliates) in its capacity as lender under our senior secured term loans pursuant thereto.

We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from sales of the shares offered by the selling securityholder, although we will incur expenses in connection with the offering. The registration of the resale of the shares of common stock covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling securityholder. The timing and amount of any sales are within the sole discretion of the selling securityholder.

The shares of common stock offered under this prospectus may be sold by the selling securityholder through public or private transactions, on or off the New York Stock Exchange, or NYSE, at prevailing market prices or at privately negotiated prices. For more information on the times and manner in which the selling securityholder may sell the shares of common stock under this prospectus, please see the section entitled “Plan of Distribution,” beginning on page 10 of this prospectus.

Our stock is traded on NYSE under the symbol “TISI.” The last reported sale price of our common stock on NYSE on August 24, 2021 was $4.50 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS AS WELL AS THOSE IN ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT, AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 27, 2021

You should rely only on the information contained in this prospectus, any prospectus supplement, any free writing prospectus and the documents we have incorporated by reference. Neither we nor the selling securityholder has authorized anyone else to give you other information, and take no responsibility for any other information that others may give to you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented by this prospectus does not extend to you. You should not assume that the information contained in or incorporated by reference into this prospectus and any prospectus supplement is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all the information contained in this prospectus and in any accompanying prospectus supplement, including the documents incorporated by reference herein or therein, before making your investment decision.

For investors outside the United States: we have not, and the selling securityholder have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the common stock and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. Under this registration process, the selling securityholder named in this prospectus may offer and sell shares of our common stock in one or more offerings from time to time. Each time the selling securityholder named in this prospectus (or in any supplement to this prospectus) sells shares of our common stock under the registration statement of which this prospectus is a part, such selling securityholder must provide a copy of this prospectus and any applicable prospectus supplement, to a potential purchaser, as required by law.

In certain circumstances we may provide a prospectus supplement that may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

Neither we, nor the selling securityholder, have authorized any other person to provide you with information other than the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling securityholder will make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, see “Risk Factors” beginning on page 3 of this prospectus, as well as those risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements” beginning on page 3 of this prospectus.

Unless otherwise indicated, the terms “Team, Inc.,” “Team,” “the Company,” “we,” “our” and “us” are used in this prospectus to refer to Team, Inc., to one or more of our consolidated subsidiaries or to all of them taken as a whole.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company and this offering, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including risk factors, see “Risk Factors” beginning on page 3 of this prospectus, as well as those risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference, and our most recent consolidated financial statements and related notes. Unless otherwise indicated, the terms the “Company,” “we,” “our” and “us” are used in this prospectus to refer to either Team, Inc., to one or more of our consolidated subsidiaries or to all of them taken as a whole.

Team, Inc.

We are a global leading provider of integrated, digitally-enabled asset performance assurance and optimization solutions. We deploy conventional to highly specialized inspection, condition assessment, maintenance and repair services that result in greater safety, reliability and operational efficiency for our clients’ most critical assets. We conduct operations in three segments: Inspection and Heat Treating (“IHT”), Mechanical Services (“MS”) and Quest Integrity. Through the capabilities and resources in these three segments, we believe that we are uniquely qualified to provide integrated solutions involving: inspection to assess condition; engineering assessment to determine fitness for purpose in the context of industry standards and regulatory codes; and mechanical services to repair, rerate or replace based upon the client’s election. In addition, we are capable of escalating with the client’s needs, as dictated by the severity of the damage found and the related operating conditions, from standard services to some of the most advanced services and integrated asset integrity and reliability management solutions available in the industry. We also believe that we are unique in our ability to provide services in three distinct client demand profiles: (i) turnaround or project services, (ii) call-out services and (iii) nested or run-and-maintain services.

IHT provides conventional and advanced non-destructive testing services primarily for the process, pipeline and power sectors, pipeline integrity management services, and field heat treating services, as well as associated engineering and condition assessment services. These services can be offered while facilities are running (on-stream), during facility turnarounds or during new construction or expansion activities.

MS provides solutions designed to serve clients’ unique needs during both the operational (onstream) and off-line states of their assets. Our onstream services include our range of standard to custom-engineered leak repair and composite solutions; emissions control and compliance; hot tapping and line stopping; and on-line valve insertion solutions, which are delivered while assets are in an operational condition, which maximizes client production time. Asset shutdowns can be planned, such as a turnaround maintenance event, or unplanned, such as those due to component failure or equipment breakdowns. Our specialty maintenance, turnaround and outage services are designed to minimize client downtime and are primarily delivered while assets are off-line and often through the use of cross-certified technicians, whose multi-craft capabilities deliver the production needed to achieve tight time schedules. These critical services include on-site field machining; bolted-joint integrity; vapor barrier plug testing; and valve management solutions.

Quest Integrity provides integrity and reliability management solutions for the process, pipeline and power sectors. These solutions encompass three broadly-defined disciplines: (1) highly specialized in-line inspection services for historically unpiggable process piping and pipelines using proprietary in-line inspection tools and analytical software; (2) advanced engineering and condition assessment services through a multi-disciplined engineering team and related lab support; and (3) advanced digital imaging including remote digital video imaging, laser scanning and laser profilometry-enabled reformer care services.

Our corporate headquarters is located at 13131 Dairy Ashford, Suite 600, Sugar Land, Texas, 77478 and our telephone number is (281) 331-6154. We are incorporated in the State of Delaware and our company website can be found at www.teaminc.com. We make available on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and periodic reports, including any amendments to those reports, that are filed with the SEC in accordance with the Securities Exchange Act of 1934, as amended, or the Exchange Act. This information is available on our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The contents of our website are not incorporated by reference into this prospectus and shall not be deemed “filed” under the Exchange Act.

Our Private Placement

On December 18, 2020, we, Atlantic Park Strategic Capital Fund, L.P., as agent, and an affiliate of the selling securityholder, as lender, entered into a credit agreement, or the Term Loan Credit Agreement. Concurrent with the Term Loan Credit Agreement, we issued to the selling securityholder, in a private placement pursuant to Section 4(a)(2) of the Securities Act, a warrant to purchase an aggregate of 3,582,949 shares of our common stock at an exercise price of $7.75 per share. The warrant has a term of ten years, expiring June 14 2028, and is exercisable at the option of the selling securityholder, in whole or in part, at any time and from time to time during the term. The exercise price and the number of shares of common stock issuable on exercise of the warrant are subject to certain anti-dilution adjustments, including for stock dividends, stock splits, reclassifications, noncash distributions, cash dividends, certain equity issuances and business combination transactions.

Notwithstanding any of the foregoing, no shares of common stock will be issued to the selling securityholder upon an exercise of the warrant in excess of the number of shares of common stock, when added to the number of shares of our common stock previously issued and issuable upon conversion of the warrant and any other warrants then-outstanding and held by the selling securityholder, equal to (i) 19.9% of the number of shares of our common stock outstanding immediately before the date of issuance, or (ii) 19.9% of the total voting power of the our voting securities outstanding immediately before the proposed date of issuance that are entitled to vote on a matter being voted on by holders of the common stock, unless and until we obtain stockholder approval permitting such issuances in accordance with applicable rules and regulations of the New York Stock Exchange, referred to herein as Stockholder Approval.

Concurrently with the issuance of the warrant, we entered into a Registration Rights Agreement with the selling securityholder, or the Registration Rights Agreement, pursuant to which we are obligated to register for resale the shares of common stock issuable upon the exercise of the warrant on a registration statement on Form S-3 (or if Form S-3 is not then available, such other form of registration statement as is then available) to be filed with the SEC no later than the earlier of (x) 245 days following the date of issuance of the warrant and (y) forty-five (45) days following expiration of the applicable lock-up period described in the Registration Rights Agreement. The registration statement of which this prospectus is a part has been filed to satisfy this obligation. Under the terms of the Registration Rights Agreement, we agreed to use our reasonable best efforts to cause this registration statement to be declared effective by the SEC no later than the earlier of (x) 365 days following the date of the Registration Rights Agreement and (y) as soon as possible after filing but no later than the earlier of (i) 90th day following the date of the initial filing unless reviewed by the SEC, and (ii) the 10th business day after the date we are notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. We also agreed, among other things, to indemnify the selling securityholder from certain liabilities and to pay all fees and expenses incident to our performance of or compliance with the Registration Rights Agreement.

THE OFFERING

Common stock to be offered by the selling securityholders:	Up to 3,582,949 shares

Common stock to be outstanding after the offering:	34,562,732 shares (based on 30,979,783 shares outstanding as of August 10, 2021 and assuming the exercise of the warrant)

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering. See “Use of Proceeds” beginning on page 4 of this prospectus.

Risk factors:
You should read the “Risk Factors” beginning on page 3 of this prospectus, as well as those risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference in this prospectus, for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Stock exchange listing:	Our common stock is listed on the New York Stock Exchange under the symbol “TISI.”
RISK FACTORS

An investment in our securities involves a high degree of risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as in our Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this prospectus and any prospectus supplement, as the same may be amended, supplemented or superseded from time to time by our filings under the Securities Exchange. For more information please see the section entitled “Incorporation by Reference.” If any of these risks were to materialize, either individually or in combination, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents we incorporate by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf in other materials we release to the public including all statements, other than statements of historical facts, included therein that address activities, events or developments which we expect or anticipate will or may occur in the future. These statements can be identified by the use of forward-looking terminology including “anticipate,” “believe,” “expect,” “plan,” “intend,” “estimate,” “project,” “projection,” “predict,” “budget,” “forecast,” “goal,” “guidance,” “target,” “will,” “could,” “should,” “may” and similar expressions.

We base our forward-looking statements on our reasonable beliefs and assumptions, and our current expectations, estimates and projections about ourselves and our industry. We caution that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions about events and circumstances that we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, forward-looking statements cannot be relied upon as a guarantee of future results.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements. In addition to the statements under “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent period report filed with the SEC, such risks, uncertainties and other important factors may include, among others, risks related to:

•the impact to our business, financial condition, results of operations and cash flows due to negative market conditions and future economic uncertainties, particularly in industries in which we are heavily dependent;
•the impact to our business, financial condition, results of operations and cash flows due to the COVID-19 pandemic and public and private sector policies and initiatives to reduce the transmission of COVID-19;
•delays in the commencement of major projects, whether due to the COVID-19 pandemic or other factors;
•our business may be affected by seasonal and other variations, including severe weather conditions and the nature of our clients’ industry;
•the timing of new client contracts and termination of existing contracts may result in unpredictable fluctuations in our cash flows and financial results;
•risk of non-payment and/or delays in payment of receivables from our clients;
•our ability to generate sufficient cash from operations, access our asset-based credit agreement, or maintain our compliance with the covenants included in our asset-based credit agreement and the Term Loan Credit Agreement;
•our financial forecasts are based upon estimates and assumptions that may materially differ from actual results;
•we may incur liabilities and suffer negative financial or reputational impacts relating to occupational health and safety matters, including costs incurred in connection with the implementation of preventative measures required in regard to mitigation of the spread of COVID-19;
•changes in laws or regulations in the local jurisdictions that we conduct our business;
•the inherently uncertain outcome of current and future litigation; and
•if we fail to maintain effective internal controls, we may not be able to report our financial results accurately or timely or prevent or detect fraud, which could have a material adverse effect on our business.

We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the holders of our common stock upon exercise of the warrant as described in the section entitled “Selling securityholders,” of this prospectus, to resell such shares of common stock from time to time. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares by any selling securityholder. We will receive proceeds from any cash paid upon the exercise of the warrant, which will be used for [working capital and general corporate purposes, including to repay borrowings outstanding under the Term Loan Agreement or our asset-based credit agreement]. The warrant may also be exercised on a cashless basis subject to the terms set forth in the warrant based on the net difference between the exercise price and the market price of our common stock on the last trading day preceding the date of exercise of the warrant. If the warrant is exercised on a cashless basis, we would not receive payment from the selling securityholder upon any such exercise of the warrant.

We will bear all expenses incurred in connection with the performance of our obligations under the Registration Rights Agreement and will reimburse the selling securityholder for the reasonable fees and disbursements of one firm or counsel to act as counsel for the selling securityholder in connection with this offering.
DESCRIPTION OF OUR COMMON STOCK

The following summary is based on relevant portions of the Delaware General Corporation Law, or the DGCL, and on the Amended and Restated Articles of Incorporation, or our Charter, and Amended and Restated Bylaws, or our Bylaws. The summary is not necessarily complete and is subject to, and qualified in its entirety by, our Charter and Bylaws, included as exhibits to the registration statement of which this prospectus is a part, and the relevant portion of the DGCL.

General

Our authorized stock consists of 60,000,000 shares of common stock, $0.30 par value per share. As of August 10, 2021, there were 30,979,783 shares of common stock outstanding.

Common Stock

Listing

Our common stock is listed on the New York Stock Exchange under ticker symbol “TISI”.

Dividends

Holders of shares of common stock are entitled to share equally and ratably in any dividends, subject, if preferred stock is then outstanding, to any preferential rights of such preferred stock.

Voting

Under the terms of our Charter, each share of common stock entitles the holder of record to one vote at all meetings of stockholders, and the votes are noncumulative. Except as required by law, holders of common stock vote together as one class.

Preemptive, Conversion or Similar Rights

Our common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights. There are no sinking fund provisions for or applicable to the common stock.

Liquidation Preference

In the event of our dissolution, liquidation or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share, on a pro rata basis, any assets or funds remaining after payment in full of all creditors and holders of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

CERTAIN PROVISIONS OF CHARTER AND BYLAWS

Our Charter and Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us.

Election and Removal of Directors; Structure of Board of Directors

Our Bylaws provide that a nominee to director shall be elected to the Company’s board of directors if, at a meeting of stockholders duly called and at which a quorum is present, the votes cast for such nominee’s election exceed the votes cast against such nominee’s election—i.e. the director receives a majority of the stockholder votes.

Notwithstanding the foregoing, directors shall be elected by a plurality of the votes cast at any such meeting of stockholders if, on the tenth (10th) day before the Company first mails its notice of meeting for such meeting of the stockholders, the number of nominees for directors exceeds the number of directors to be elected at such meeting. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee. Abstentions and broker non-votes are not counted as votes cast for purposes of the election of directors and, therefore, will have no effect on the outcome of such election. Even if a nominee is not re-elected, he or she will remain in office as a director until his or her earlier resignation or removal.

The Charter and Bylaws provide that a director may be removed only for cause, as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, voting as a single class. The Charter provides that such stockholder vote may only be taken at a meeting of stockholders and not by written consent, the notice of which meeting expressly states such purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to us and such adjudication is no longer subject to direct appeal.

Structure of the Board of Directors

Our board of directors currently consists of ten (10) members. Our Bylaws provide that the business and affairs of the Company shall be managed by or under the direction of not fewer than five (5) members at any given time. The exact number of directors may be increased or decreased, from time to time by action of the board of directors. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Our Bylaws provide that directors are divided into three classes: class I, class II and class III. Each class shall be as nearly equal in number of directors as possible.

Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that each director shall serve until his successor shall have been duly elected and qualified, unless he or she shall resign, become disqualified or disabled, or shall otherwise be removed.

Stockholder Action by Written Consent

Our Bylaws provide that any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice, if a unanimous consent in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding shares entitled to vote thereon.

Special Meetings of Stockholders; Advance Notice Requirements for Stockholder Nominations

Our Bylaws provide that notice of the time and place of every meeting of stockholders and of the business to be acted on at such meeting shall be delivered at least 10 days but not more than 60 days before the meeting to each stockholder of record having voting power and entitled to such notice. A notice of special meeting must state the purposes of the meeting.

To be properly brought before an annual meeting of stockholders, any stockholder proposal or nomination for the board of directors must be received by the Secretary of the Company at our principal executive offices not less than 90 calendar days nor more than 120 days before the date of the Company’s proxy statement release to stockholders in connection with the previous year’s annual meeting of stockholders. If no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, then a stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on the 60th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of such date was made.

Amendments to Governing Documents

The Charter provides that we may at any time and from time to time amend, alter, change or repeal any provision contained in the Charter, and any other provisions authorized by the DGCL may be added or inserted; provided, however, that any such action requires the affirmative vote of at least two-thirds (2/3) of the holders of all of the shares of our capital stock then entitled to vote in an election of directors, voting together as a single class.

Our Bylaws provide that in addition to any requirements set forth by the DGCL, the Bylaws may be adopted, amended or repealed by (i) the affirmative vote of at least 2/3 of the holders of all of the shares of our capital stock then entitled to vote in an election of directors, voting together as a single class, or by (ii) approval of a majority of the our board of directors.

Limitation on Director Liability

The Charter provides that, to the fullest extent permitted by the DGCL, directors of the Company will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Charter provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will automatically be deemed eliminated and limited to the fullest extent permitted by the DGCL as so amended.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.
SELLING SECURITYHOLDERS

The shares of our common stock offered under this prospectus may be offered and sold from time to time by the selling securityholder named below. As used in this prospectus, the term “selling securityholder” includes the selling securityholder identified below or any of its permitted assignees selling shares received after the date of this prospectus from the selling securityholder in accordance with and as may be permitted by the Registration Rights Agreement and the warrant. The selling securityholder named below will acquire the shares of our common stock being offered under this prospectus directly from us upon the exercise of the warrant. We will issue the shares to the selling securityholder in reliance on an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

The following table sets forth as of August 10, 2021: (1) the name of the selling securityholder on behalf of whom we are registering shares of our common stock under the registration statement of which this prospectus is a part, (2) the number of shares of our common stock beneficially owned by such selling securityholder prior to the offering, determined in accordance with Rule 13d-3 under the Exchange Act, (3) the number of shares of our common stock that may be offered by such selling securityholder under this prospectus and (4) the number of shares of our common stock to be owned by such selling securityholder after completion of this offering, assuming all of the shares of common stock available for issuance under this prospectus are sold. We will not receive any of the proceeds from the sale of the shares of our common stock offered under this prospectus. The amounts and information set forth below are based upon information provided to us by the selling securityholder or its representatives, or on our records, as of August 10, 2021. The percentage of beneficial ownership for the following table is based on 30,979,783 shares of our common stock outstanding as of August 10, 2021.

To our knowledge, except as indicated in the footnotes to this table, the named selling securityholder in the table will have, upon exercise, in whole or in part, of the outstanding warrant, sole voting and investment power with respect to all such shares of our common stock issuable thereto as shown in the table to be beneficially owned by such securityholder. Except as described below, the selling securityholder has not had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years, except as a lender under the Term Loan Credit Agreement. In addition, based on information provided to us, to the extent the selling securityholder is an affiliate of broker-dealers, such selling securityholder has not purchased any shares of our common stock outside the ordinary course of business nor is a party to any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares of our common stock. Information concerning the selling securityholder may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required.

	Shares Beneficially Owned Prior to the Offering (1)		Number of Shares Being Offered	Shares Beneficially Owned After Completion of the Offering
Name of Selling securityholder	Number	Percentage	Offered (1)	Number	Percentage
APSC Holdco II, L.P. (2)	3,582,949	10.47%	3,582,949	—	—%

(1) The number of shares consists of shares of our common stock issuable upon full exercise of the warrants. While the total number of shares of our common stock issuable upon exercise of the warrants is being registered under the registration statement of which this prospectus forms a part, pursuant to the terms of the warrants, the selling securityholder is not permitted to exercise such warrant to the extent that such exercise would result in the selling securityholder and its affiliates and any other persons or entities whose beneficial ownership of our common stock would be aggregated with such selling securityholder for purposes of Section 13(d) of the Exchange Act, beneficially owning (i) more than 19.9% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants or (ii) shares of common stock representing 19.9% of the total voting power of the our voting securities outstanding immediately before the proposed issuance. For purposes of the 19.9% beneficial ownership exercise restriction, beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and the rules and regulation promulgated thereunder.

(2) The business address of APSC Holdco II, L.P. is c/o Iron Park Capital Partners L.P., 527 Madison Avenue, 25th Floor, New York, NY 10022. Atlantic Park Strategic Capital Parallel Master Fund, L.P. is the sole beneficial owner of APSC Holdco II, L.P.. Pursuant to an Investment Management Agreement, Atlantic Park Strategic Capital Parallel Master Fund, L.P. has delegated its voting and dispositive power over its direct and indirect investments (including the shares of common stock to be offered under this prospectus) to Iron Park Capital Partners, LP and GASC APF, L.P. and appointed each of them to jointly act as investment advisers. Each of APSC Holdco II, L.P., Atlantic Park Strategic Capital Parallel Master Fund, L.P., Iron Park Capital Partners, LP and GASC APF, L.P. may be deemed to beneficially own the shares of our common stock beneficially owned by APSC Holdco II, L.P.

Material Relationships Between the Selling Securityholder and the Company

On December 18, 2020, we entered into that certain Term Loan Credit Agreement with Atlantic Park Strategic Capital Fund, L.P., as agent, and an affiliate of the selling securityholder, as lender. The selling securityholder agreed to certain funding commitments to us under the Term Loan Credit Agreement, subject to certain conditions, for one or more term loans in an aggregate amount of up to $250.0 million. Subject to certain conditions, including obtaining commitments from lenders, we may increase the Term Loan Credit Agreement by an amount not to exceed $100.0 million. The Term Loan Credit Agreement matures and all outstanding amounts become due and payable on December 18, 2026, provided that to the extent our 5.00% Convertible Senior Notes due 2023, or the Convertible Notes, have an aggregate outstanding principal amount of $50 million or more 120 days prior to their maturity date on August 1, 2023, or the Trigger Date, the Term Loan Credit Agreement will terminate on such Trigger Date (unless the maturity of the Convertible Notes has been extended 91 days past December 18, 2026).

Loans under the Term Loan Credit Agreement bear interest through maturity at a variable rate based upon, at our option, an annual rate of either a Base Rate or a LIBOR rate, plus an applicable margin, referred to as the Term Loan Base Rate Advance or the Term Loan LIBOR Rate Advance, respectively. The Base Rate is defined as a fluctuating interest rate equal to the greatest of (1) the federal funds rate plus 0.50%, (2) the prime rate as specified in the Term Loan Credit Agreement, and (3) one month LIBOR rate plus 1.00%. The applicable margin is defined as a rate of 6.50% for Term Loan Base Rate Advances with a 2.00% Base Rate floor and 7.50% for Term Loan LIBOR Rate Advances with a 1.00% LIBOR floor. Interest is payable either (a) monthly for Term Loan Base Rate Advances or (b) for Term Loan LIBOR Rate Advances, on the earlier of (1) the last day of the interest period, which can be one, two, three or six months as selected by the Company or (2) the day prior to the last day of each three month interval. The loans under the Term Loan Credit Agreement were issued with an original issue discount of 3.00%. We may prepay the loans under the Term Loan Credit Agreement, in whole or in part, at any time and from time to time, at a prepayment premium (including a make whole during the first two years) specified in the Term Loan Credit Agreement (subject to certain exceptions), plus accrued and unpaid interest.

Our obligations under the Term Loan Credit Agreement are guaranteed by certain of our direct and indirect subsidiaries (other than certain excluded subsidiaries) and are secured by substantially all of our assets and the assets of the subsidiaries guaranteeing our obligations.

The Term Loan Credit Agreement contains customary conditions to borrowings, events of default and covenants, including covenants that restrict the Company’s ability to sell assets, make changes to the nature of the Company’s business, engage in mergers or acquisitions, incur, assume or permit to exist additional indebtedness and guarantees, create or permit to exist liens, pay dividends, issue equity instruments, make distributions or redeem or repurchase capital stock or make other investments, engage in transactions with affiliates and make payments in respect of certain debt.

We are required to comply with two financial maintenance covenants set forth in the Term Loan Credit Agreement, including (i) maintenance of a total net leverage ratio of less than or equal to 7.00 to 1.00, to be tested on a last twelve-month basis at the end of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2022; and (ii) we must not exceed $33.0 million in capital expenditures on a last twelve-month basis, tested at the end of the second and fourth fiscal quarter of each year, provided that the financial covenant in clause (ii) will not apply if the total net leverage ratio in clause (i) for such quarter is less than or equal to 4.00 to 1.00. In addition, the Term Loan Credit Agreement includes customary events of default, the occurrence of which may require that we pay an additional 2.0% default interest rate on the outstanding loans under the Term Loan Credit Agreement.
PLAN OF DISTRIBUTION

The selling securityholder may offer and sell shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Such sales may be made on one or more exchanges or otherwise, at prices and under terms then-prevailing or at prices related to the then-current market price, at fixed prices, at varying prices determined at the time of sale or at negotiated prices. The selling securityholder may use any one or more of the following methods when selling shares pursuant to this prospectus:

•through agents;
•to or through underwriters, brokers or dealers;
•directly to one or more other purchasers;
•an exchange or market distribution in accordance with the rules of the NYSE;
•“at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•privately negotiated transactions; or
•otherwise through a combination of any of the above methods or any other method permitted by law.
There can be no assurance that any selling securityholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus is a part.

We have advised the selling securityholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the selling securityholder and its affiliates. In addition, we will make copies of this prospectus available to the selling securityholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling securityholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use our best efforts to keep the registration statement of which this prospectus is a part continuously effective, supplemented and amended as required by the Securities Act, in order to permit this prospectus to be usable by the selling securityholder at all times until the earliest of (i) the date upon which all of the shares of common stock covered by the registration statement of which this prospectus is a part has been disposed of and (ii) the date upon which the shares of common stock covered by the registration statement of which this prospectus is a part otherwise cease to be Registerable Securities as defined in the Registration Rights Agreement.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares, including the fees and expenses of counsel to the selling securityholder. The selling securityholder will be required to bear the expenses of any discounts, fees or selling commissions payable to any underwriter, agent or broker and transfer taxes incurred for the sale of shares of our common stock.

We have agreed to indemnify the selling securityholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with the selling securityholder to indemnification by the selling securityholder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on the selling securityholder’s behalf.
LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, the validity of the securities offered in this prospectus will be passed upon for us by Locke Lord LLP. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Team, Inc. and subsidiaries each of the years in the three-year period ended December 31, 2020, and management’s assessment of the effectiveness of Team, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2020, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, its independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION

This prospectus comprises only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act with regard to the offering of securities described in this prospectus. We have also filed exhibits and schedules to the registration statement and you should refer to such applicable exhibits or schedules for a complete description or statements pertaining to any contract or other document.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act, which are available to the public through the SEC’s website at http://www.sec.gov. General information about us, including our annual reports on Form 10–K, quarterly reports on Form 10–Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are also available free of charge through our website at www.teaminc.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.
INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We have filed with the SEC and incorporate by reference in this prospectus the documents listed below:

•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed on March 12, 2021, including portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2021, incorporated by reference therein;
•Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, as filed on May 7, 2020 and August 6, 2021, respectively;
•Our Current Reports on Form 8-K and 8-K/A filed with the SEC on May 11, 2021, May 14, 2021, May 18, 2021, June 22, 2021, and August 6, 2021; and
•The description of our common stock, par value $0.30 per share, contained in our registration statement on Form 8-A (File No 001-08604) filed with the SEC on December 22, 2011, pursuant to Section 12 of the Exchange Act, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 21, 2021, and any other amendment or report filed with the SEC for the purpose of updating such description.

We also incorporated by reference all additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are filed after the filing of the registration statement of which this prospectus is a part(excluding any information furnished pursuant to Item 2.02 or Item 7.01, or any other information furnished under Item 9.01, on any Current Report on Form 8-K, which is not deemed "filed" with the SEC), as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this prospectus shall be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is, or is deemed to be incorporated, by reference in this prospectus modifies, supersedes, or replaces such statement. Any statement so modified, superseded, or replaced shall not be deemed, except as so modified, superseded, or replaced, to constitute a part of this prospectus.

You may obtain any of the documents incorporated by reference into this prospectus from the SEC through its web site at the address provided above. You also may request a copy of any document incorporated by reference into this prospectus (including exhibits to those documents specifically incorporated by reference into this document), at no cost, by visiting our internet website at www.teaminc.com, or by writing or calling us at the following address:

Team, Inc.
13131 Dairy Ashford, Suite 600
Sugar Land, Texas 77478
Attention: Corporate Secretary
Telephone: (281) 331-6154

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.